UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2010

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

       On December 6, 2010, SunOpta Inc. (the “Company”) issued a press release announcing that its indirect wholly-owned subsidiary, SunOpta Fruit Group Inc., has signed definitive agreements to acquire 100% of the assets and business of Edner of Nevada, Inc. (“Edner”), for cash consideration of $4 million, on a debt-free basis, subject to post-closing working capital adjustments, plus a potential earn-out dependent on the achievement of certain future targets. The transaction is expected to close in the next several weeks upon the completion of customary closing conditions.

       Edner was founded in 2003 by Ed and Vicky Kirschner and produces a wide variety of nutritious portable foods such as nutrition bars and grains and fruit based snack bars serving the fast growing wholesome and convenient healthy snacks category from its 104,000 square foot facility, located in Carson City, Nevada. Edner co-packs for a variety of branded and private label customers and current revenues are approximately $10 million, with equipment and capacity available to support an increase of revenues to approximately $50 million without significant capital investment. Edner's existing operational capabilities would also enable the Company to extend the breadth of its fruit based product offerings via the introduction of innovative new products utilizing the capabilities that exist within this facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ John Dietrich
John Dietrich
Vice President, Corporate Development and Secretary

Date	December 6, 2010